Exhibit 99.1
Investor Contact:
Cameron Associates
Amy Glynn, CFA, 212-554-5464
amy@cameronassoc.com
HARTVILLE GROUP, INC. APPOINTS TWO NEW DIRECTORS
CANTON, Ohio—(BUSINESS WIRE)—August 25, 2008 The Hartville Group, Inc. (OTCBB:HVLL, or “Hartville”), a provider of health insurance plans for domestic pets, today announced today that it has appointed two new directors to its Board of Directors: Christopher Edgar, Chief Marketing Officer of the Hartville Group and Lawrence Geneen, an independent director. With the addition of Messrs. Edgar and Geneen, Hartville’s Board will be expanded from five to seven directors, four of whom are independent.
Dennis Rushovich, Chief Executive Officer of the Hartville Group, stated, “We are extremely pleased to announce the appointment of Chris and Larry to our Board. Since joining Hartville in 2006, Chris has led the development and rollout of our new marketing programs, which have resulted in seven consecutive quarters of significant expansion in our pet lives covered. As a Director, we expect Chris’ contribution to be equally valuable in shaping and executing the Company’s growth strategy. Larry brings to the Hartville Group a wealth of experience in the insurance industry, including risk management, insurance business management, and general management practices. We expect Larry’s expertise to help us continue to strengthen all our operating resources, as well as to help accelerate the growth and sophistication of our marketing and service programs. “
Larry Geneen commented on his appointment, “I’m delighted to join Hartville Group’s Board of Directors. The pet health insurance industry in the U.S. is extremely young and fragmented, providing Hartville Group with ample opportunity to both grow the market by increasing awareness of pet health insurance, and grow its market share. I am impressed with the turnaround of the company that has taken place over the past couple of years and believe that, collectively, we can continue to provide our customers with superior products and services, even at higher operating volumes.”
Chris Edgar, 43, joined Hartville Group as Chief Marketing Officer in February 2006, at which time he signed a two-year employment agreement. In September 2007, Mr. Edgar extended his employment agreement by three years, through January 2011. Previously, Mr. Edgar was a retail and consumer investment consultant for Vista Research, Inc., a provider of primary research (which was subsequently acquired by McGraw-Hill). Mr. Edgar was also co-founder, Executive Vice President, Chief Operating Officer, Vice Chairman and Director of dELiA*s, a publicly traded direct-mail, online, and store retailer of teen girls’ apparel, accessories and cosmetics which was acquired by Alloy, Inc. in 2003. In addition to managing the dELiA*s branded retail and

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direct marketing programs, Mr. Edgar also served as director of the Company’s online marketing subsidiary and participated in the evaluation and integration of several direct mail and retail acquisitions. Mr. Edgar holds a B.A. from Yale University and an M.A. from Columbia University.
Larry Geneen, 64, is President and owner of a Scarsdale, New York-based insurance risk management and strategic consulting firm, serving a mix of Fortune 1000 and Middle Market companies. Prior to starting his own firm, Mr. Geneen was Executive Vice president and Chief Operating Officer of American Management Association, a management training and publishing company, with all revenue generating units reporting directly to him. Mr. Geneen’s insurance career includes eight years in Risk Management with large multinational corporations and twenty-three years with Johnson & Higgins, where he was a Managing Director and owner prior to its merger with Marsh. During his tenure at Johnson & Higgins, he headed operations in New York, Florida and New Jersey and, most recently, was responsible for the Global Sales and Client Management Practice. Mr. Geneen received his undergraduate degree from The School of Risk Management, Insurance and Actuarial Science at St John’s University and is a graduate of the Advanced Management Program at Harvard University. Mr. Geneen is a member of the American Management Association Risk & Insurance Management Council and The College of Insurance Executive Advisory Council.
About Hartville Corporation
Hartville Group, Inc. (“Hartville Group”) is a holding company whose wholly owned subsidiaries include Hartville Re Ltd. (“Hartville”) and Petsmarketing Insurance.com Agency, Inc. (“the Agency”). Hartville is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville was formed to reinsure pet health insurance that is being marketed by the Agency. The Agency is primarily a marketing and administration company concentrating on the sale of its proprietary health insurance plans for domestic pets. The Company accepts applications, underwrites and issues policies. For more information on Hartville Group and its insurance offerings, please visit http://www.hartvillegroup.com.
Forward-Looking Statement
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-KSB, Form 8-K and Form 10-Q reports. The Company undertakes no obligation to update or revise any forward-looking statement.

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